Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-231399 and 333-232715

PROSPECTUS SUPPLEMENT NO. 2

DATED FEBRUARY 24, 2020

(To Prospectus dated July 19, 2019)

JAGUAR HEALTH, INC.

Warrants to Purchase 208,022 shares of Common Stock

(and 208,022 shares of Common Stock underlying Warrants)

This prospectus supplement No. 2 (“Supplement”) supplements and amends information contained in, and should be read in conjunction with, that certain prospectus, dated July 19, 2019, and as supplemented by prospectus supplement No. 1 dated September 24, 2019 (collectively, the “Prospectus”), included in our registration statement (File No. 333-231399) filed and declared effective by the Securities and Exchange Commission on July 18, 2019 and our registration statement (File No. 333-232715) filed pursuant to Rule 462(b), which became effective when filed. The Prospectus relates to the offering by Jaguar Health, Inc. (“Company”) of 2,886,500 Class A Units, with each Class A Unit consisting of (i) one share of common stock, par value $0.0001 per share, (ii) one warrant to purchase one share of common stock (the “Series 1 warrants”) and (iii) one warrant to purchase one share of common stock (the “Series 2 warrants” and, together with the Series 1 warrants, the “Warrants”), and 10,787 Class B Units, with each Class B Unit consisting of (i) one share of Series B Convertible Preferred Stock, with a stated value of $1,000 and convertible into 500 shares of common stock, (ii) 500 Series 1 warrants and (iii) 500 Series 2 warrants. This Supplement is not complete without, and may not be delivered or used except in connection with, the Prospectus and all other supplements thereto.

The information contained in this Supplement modifies and supersedes, in part, the information in the Prospectus, as supplemented. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this Supplement.

We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

Investing in our Common Stock involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks that we have described on page 10 of the prospectus under the caption “Risk Factors” and in the documents incorporated by reference into the prospectus and in any amendments or supplements to this prospectus.

FORWARD-LOOKING
STATEMENTS

You should carefully consider the risk factors set forth in the prospectus, as well as the other information contained in this Supplement and the Prospectus. This Supplement and the Prospectus contain forward-looking statements regarding events, conditions, and financial trends that may affect our plan of operation, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the “Risk Factors” section of the Prospectus identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made in this supplement and the prospectus.

REPRICING OF WARRANTS

On February 24, 2020, the Company reduced the exercise price for 208,022 of the Series 1 warrants from $1.40 per share to $0.692 per share (the “Reduced Exercise Price”). As a result of the Reduced Exercise Price, the aggregate net proceeds that the Company expects to receive from the exercise of the Warrants (assuming all such Warrants, including the Series 1 warrants subject to the warrant price reduction, are exercised) will decrease from approximately $25.9 million to approximately $25.4 million.

Other than the reduction in the per share exercise price for the above-described Series 1 warrants, all other terms and provisions of the Series 1 warrants remain unchanged.

Prospectus Supplement No. 2

Dated February 24, 2020